Exhibit 10.59

Execution Version

AMENDMENTS TO THE

THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

AND THE CONVERSION AGREEMENT

These AMENDMENTS TO THE THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT AND THE CONVERSION AGREEMENT (collectively, this “Amendment”), dated as of November 21, 2013, is by and among (i) Asian Coast Development (Canada) Ltd., a British Columbia corporation (the “Company”), (ii) Harbinger II S.à r.l., Blue Line ACDL, Inc., Breakaway ACDL, Inc., Credit Distressed Blue Line Master Fund, Ltd., Global Opportunities Breakaway Ltd., Harbinger China Dragon Intermediate Fund, L.P., Harbinger Capital Partners Master Fund I, Ltd. (as applicable) and Harbinger Capital Partners Special Situations Fund, L.P. (as applicable), (iii) PNK Development 18, LLC, a Delaware limited liability company and a subsidiary of Pinnacle Entertainment, Inc., a Delaware corporation (such subsidiary, “Pinnacle”) and (iv) PNK Development 31, LLC, a Delaware limited liability company and a subsidiary of Pinnacle Entertainment, Inc., and is being entered into in order to amend (i) the Third Amended and Restated Shareholders Agreement dated as of May 24, 2013 (the “Shareholders Agreement”) by and among the parties and (ii) the Conversion Agreement (as herein below defined).

WHEREAS:

A.	The Company, Harbinger II S.à r.l. and Global Opportunities Breakaway Ltd. entered into a Convertible Loan Agreement dated as of November 21, 2013 (the “November 2013 Loan Agreement”); and

B.	The parties wish to amend the Shareholders Agreement and the Conversion Agreement to, inter alia, provide Pinnacle with lookback protection with respect to the November 2013 Loan Agreement.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Shareholders Agreement.

2.	Amendments to the Shareholders Agreement.

(a)	Section 6.1(a)(vi) of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following:

“(vi) issue or sell any capital stock of any class or series or any other securities of the Company, or issue or grant any warrants, rights or options, or securities that are exchangeable for, or convertible into, shares of the Company’s capital stock, except for security issuances resulting from rights granted as of the date hereof or contemplated herein (including without limitation, (A) the grant or exercise of (1) the Pinnacle Option, (2) the Backstop Warrants, (3) the May 2013 Warrants, (4) the Alternate May 2013 Warrants, (5) the November 2013 Warrants, (6) the Alternate November 2013 Warrants or (7) the Pinnacle Backstop Warrants or Alternate Backstop Warrants, (B) top-up issuances pursuant to the 2011 Harbinger Subscription Agreement or the Pinnacle Subscription Agreement, (C) the issuance, sale, grant, exercise, conversion or exchange of securities pursuant to any Future Funding or Replacement Funding, (D) the exercise of options or warrants outstanding as of the date hereof or (E) the conversion of convertible securities outstanding as of the date hereof);”

(b)	Section 6.4(e) (Zero Consideration Issuance Protection Rights) of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following:

“(e) Zero Consideration Issuance Protection Rights. Harbinger, on behalf of itself and its Entity Affiliates, agrees that any Harbinger Zero Consideration Rights shall terminate and be of no further force or effect upon (i) the consummation of a Qualified IPO, unless and to the extent that Harbinger and Pinnacle mutually agree in writing that such rights should not be terminated upon the consummation thereof, or (ii) the conversion of all Series V Preferred Shares and Class VI Preferred Shares in a Qualifying Conversion. Harbinger, on behalf of itself and its Entity Affiliates, further agrees that (i) neither the issuance nor exercise of the Pinnacle Option, any Pinnacle Backstop Warrant, any Additional Backstop Warrant, any Alternate Backstop Warrant, any May 2013 Warrant, any Alternate May 2013 Warrant, any November 2013 Warrant or any Alternate November 2013 Warrant is a zero consideration issuance and (ii) neither such issuance or such exercise shall give rise to any anti-dilution adjustment, zero consideration adjustment or other similar anti-dilution or zero consideration equity adjustment or equity issuance rights in favor of Harbinger or any of its Entity Affiliates.”

(c)	Section 6.7 (Related Provisions) of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following:

“(a) In case the Company shall propose (i) to pay any dividend, make any interest payment or other payment or distribution in respect of any Backstop Advances, Additional Backstop Warrants, May 2013 Advances, May 2013 Warrants, November 2013 Advances, November 2013 Warrants, Common Shares or Class VII Non-Voting Shares, in cash or in any form other than additional Securities (excluding interest accruals contemplated by the Backstop Loan Agreement, the May 2013 Loan Agreement and the November 2013 Loan Agreement), (ii) any repurchase, retirement, redemption, refinancing, exchange, conversion or other similar action with respect to any Backstop Advances, Additional Backstop Warrants, May 2013 Advances, May 2013 Warrants, November 2013 Advances, November 2013 Warrants, Common Shares or Class VII Non-Voting Shares, (iii) to effect any capital reorganization, (iv) to effect any consolidation, merger or sale, organic change, transfer or other disposition of all or substantially all of its property, assets or business, or (v) to effect the liquidation, dissolution or winding up of the Company, then in each such case, at least twenty (20) Business Days before such action, the Company shall deliver to Pinnacle a written notice of such proposed action, which shall specify the date on which a record is to be taken for the purposes of such dividend, interest or other payment or distribution or rights, or the date on which such repurchase, retirement, redemption, exchange or other similar action, refinancing, reclassification, reorganization, consolidation, merger, sale, organic change, transfer, disposition, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of any Backstop Advances, Additional Backstop Warrants, May 2013 Advances, May 2013 Warrants, November 2013 Advances, November 2013 Warrants, Common Shares or Class VII Non-Voting Shares, if any such date is to be fixed, and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on any Backstop Advances, Additional Backstop Warrants, May 2013 Advances, May 2013 Warrants, November 2013 Advances, November 2013 Warrants, Common Shares or Class VII Non-Voting Shares.

(b) In case Harbinger or its Entity Affiliates shall propose to sell, transfer or otherwise dispose of all or a portion of its Backstop Advances, Additional Backstop Warrants, May 2013 Advances, May 2013 Warrants, November 2013 Advances or November 2013 Warrants, then in each such case, at least twenty-five (25) Business Days before such action, Harbinger shall deliver to Pinnacle a written notice of such proposed action. This twenty-five (25) Business Day notice period shall run concurrently with the time periods set forth in the various Transfer related provisions set forth in Article 3.

(c) The Company shall take all such action as may reasonably be required to give effect to any assignment undertaken in accordance with this Section 6.7, the Backstop Loan Agreement, the relevant Additional Backstop Warrants, the May 2013 Loan Agreement, the relevant May 2013 Warrants, the November 2013 Loan Agreement and the relevant November 2013 Warrants.

(d) For purposes of clarity, Pinnacle’s right to acquire Backstop Assets, May 2013 Assets and November 2013 Assets from Harbinger and its Entity Affiliates shall be governed by Section 6.5, Section 6.6, Section 6.7, Section 6.8 (in the case of Backstop Assets) and Section 6.11, and not Section 6.2 of this Agreement.”

(d)	The following section is added to Article 6 (Consent Rights and Additional Covenants) of the Shareholders Agreement as the new section 6.11 (November 2013 Loan Agreement Lookback Protection):

“Section 6.11 November 2013 Loan Agreement Lookback Protection

(a) During the November 2013 Lookback Period, Pinnacle (together with its Entity Affiliates) shall have the right to require each November 2013 Subscriber to assign to Pinnacle up to the November 2013 Proportionate Amount of all November 2013 Advances made by, or for and on behalf of, such November 2013 Subscriber as calculated below:

(i) up to but not including the First November 2013 Anniversary, Pinnacle (together with its Entity Affiliates) shall have the right, by delivering written notice to the Harbinger Agent, to require each November 2013 Subscriber to assign to Pinnacle up to the November 2013 Proportionate Amount of all November 2013 Advances made by, or for and on behalf of, such November 2013 Subscriber; and

(ii) from the First November 2013 Anniversary up to and including the Third November 2013 Anniversary, Pinnacle (together with its Entity Affiliates) shall have the right, by delivering written notice to the Harbinger Agent, to require each November 2013 Subscriber to assign to Pinnacle up to the Sliding Proportionate November 2013 Amount of all November 2013 Advances made by, or for and on behalf of, such November 2013 Subscriber. For purposes of this subsection, the “Sliding Proportionate November 2013 Amount” means an amount determined by multiplying (A) the November 2013 Proportionate Amount by (B) the quotient obtained by dividing (1) the total number of days between (and including) (x) the date of exercise of Pinnacle’s right to purchase the Sliding Proportionate November 2013 Amount and (y) the Third November 2013 Anniversary, by (2) seven hundred and thirty (730). Such adjustment to the November 2013 Proportionate Amount in arriving at the Sliding Proportionate November 2013 Amount shall be referred to as the “Sliding November 2013 Adjustment”.

(b) Solely for purposes of this Section 6.11:

(i) the “November 2013 Proportionate Amount” applicable to an assignment to Pinnacle and its Entity Affiliates pursuant to this Section 6.11 of a portion of all November 2013 Advances made by, or for and on behalf of, a November 2013 Subscriber shall equal:

(A) twenty-seven percent (27%), multiplied by

(B) the amount of all such November 2013 Advances, net of any repayments or prepayments thereon.

(c) In the event of a sale, transfer or other disposition by a November 2013 Subscriber of all or any portion the November 2013 Advances, the November 2013 Warrants or all or any portion of its commitment under the November 2013 Loan Agreement to make a November 2013 Advance (the November 2013 Advances, the November 2013 Warrants, such commitment under the November 2013 Loan Agreement to make a November 2013 Advance and any November 2013 PIK Securities are each referred to herein as a “November 2013 Asset” and, collectively, as the “November 2013 Assets”) to an unaffiliated third party which would cause such November 2013 Subscriber to hold less than twenty-seven percent (27%) of its original interest in any November 2013 Asset (the “Minimum November 2013 Retained Original Interest”), such transferee shall, as a condition to the completion of such sale, transfer or other disposition, assume the obligations of such November 2013 Subscriber hereunder, provided, however, only in respect of such portion of the percentage of the November 2013 Asset so acquired by the transferee as relates to the shortfall in such November 2013 Subscriber’s Minimum November 2013 Retained

Original Interest; provided, however that in the event of a sale, transfer or other disposition by a November 2013 Subscriber of all or any portion a November 2013 Asset to Harbinger or any of its Entity Affiliates, such transferee shall, as a condition to the completion of such sale, transfer or other disposition, assume the obligations of a November 2013 Subscriber hereunder related to the percentage of the November 2013 Asset so acquired; provided, further that the required assumption of the obligations of a November 2013 Subscriber under this Section 6.11(c) shall not apply in the case of a sale, transfer or other disposition by a November 2013 Subscriber to Pinnacle or its Entity Affiliates. An assumption of the obligations by a transferee as set forth in and required by this Section 6.11(c) shall be in writing in a form reasonably satisfactory to Pinnacle. For the avoidance of doubt, the obligation of a transferor to ensure that a transferee of a November 2013 Asset becomes subject to this Section 6.11(c) and assumes the obligations hereunder relating to such November 2013 Asset shall apply to successive sales, transfers and other dispositions of such November 2013 Asset and to subsequent transferors and transferees thereof, except in the case of a transfer to Pinnacle or its Entity Affiliates.

(d) The purchase price payable by Pinnacle (or its Entity Affiliates purchasing a part of a November 2013 Advance) to a November 2013 Subscriber for an assignment of a part of a November 2013 Advance under this Section 6.11 shall be an amount equal to one hundred percent (100%) of the original principal amount of the portion of such November 2013 Advance being assigned, net of any repayments or prepayments received by such November 2013 Subscriber as of immediately prior to the effective time of such assignment to Pinnacle or its Entity Affiliates. Such assignment shall exclude any and all accrued but unpaid interest on the original principal amount of such November 2013 Advance so assigned up to (but not including) the date of such assignment, which excluded interest shall continue to be payable by the Company to that November 2013 Subscriber.

(e) The parties shall consummate such assignment (including the assignments of November 2013 Warrants contemplated by Section 6.11(f) and of November 2013 PIK Securities contemplated by Section 6.11(g)) by a November 2013 Subscriber to Pinnacle on a Business Day within fifteen (15) Business Days of the giving of such written notice of exercise by Pinnacle to the Harbinger Agent. The assigning November 2013 Subscriber or Pinnacle shall deliver to the Company the fully executed document(s) pursuant to which such assignment was effected, together with all information reasonably required by the Company to determine the appropriate future payments to be made by the Company to the assigning November 2013 Subscriber and Pinnacle in respect of such November 2013 Advance.

(f) The right of Pinnacle (together with its Entity Affiliates) to require an assignment from each November 2013 Subscriber of a part of all November 2013 Advances made by, or for and on behalf of, such November 2013 Subscriber pursuant to this Section 6.11 shall include the right of Pinnacle to acquire from each November 2013 Subscriber on the date of such assignment, at no additional cost to Pinnacle, subject to compliance with Applicable Laws, the November 2013 Warrants issued to such November 2013 Subscriber covering the number of Common Shares equal to:

(i) (A) the number of Common Shares covered by such November 2013 Warrant, in the aggregate, originally issued to such November 2013 Subscriber (as such number of Common Shares may be adjusted pursuant to the terms of such November 2013 Warrant), multiplied by

     (B) twenty-seven percent (27%);

(ii) multiplied by (1) the portion of the November 2013 Advance(s) acquired by Pinnacle (and/or its Entity Affiliates) from such November 2013 Subscriber, divided by (2) the maximum portion of the November 2013 Advances that Pinnacle (and its Entity Affiliates) are entitled to acquire from such November 2013 Subscriber pursuant to Section 6.11(a) as of the date of such assignment (and for the avoidance of doubt, Pinnacle and its Entity Affiliates shall remain entitled to acquire such November 2013 Warrants covering their full entitlement of Common Shares notwithstanding any repayment or prepayment of the associated November 2013 Advance);

(iii) multiplied by the Sliding November 2013 Adjustment, if and as applicable;

provided, however, that, such November 2013 Warrants shall be assigned to Pinnacle and/or its Entity Affiliates notwithstanding that such assigned November 2013 Warrants have been exercised by the relevant November 2013

Subscriber in part prior to such assignment, and Pinnacle and/or its Entity Affiliates shall have the benefit of all remaining rights of such assigned November 2013 Warrants.

For the avoidance of doubt, any sales, transfers or other dispositions by Harbinger of any November 2013 Advances or November 2013 Warrants to any Persons other than Pinnacle and its Entity Affiliates shall not reduce the amount of November 2013 Warrants that Pinnacle or its Entity Affiliates are entitled to acquire pursuant to this Section 6.11(f).

(g) The right of Pinnacle (together with its Entity Affiliates) to purchase a part of a November 2013 Advance together with a portion of the November 2013 Warrants under this Section 6.11 shall include the right of Pinnacle (together with its Entity Affiliates) to acquire from Harbinger and its Entity Affiliates, at the time of its purchase of a portion of such November 2013 Advance and associated November 2013 Warrants, at a purchase price and on the timing set forth below, all Securities (other than the November 2013 Warrants themselves, which shall be included in the assignment of such November 2013 Advance and other than Common Shares issued upon exercise of the November 2013 Warrants not in contravention of the terms of this Agreement) received by, or accrued in favour of, Harbinger and its Entity Affiliates in respect of such November 2013 Advance or November 2013 Warrants as dividends (including, without limitation, accrued but undeclared dividends) or other payments or distributions (excluding interest (whether paid or accrued and unpaid) on such November 2013 Advance up to (but not including) the date of such purchase by Pinnacle (or its Entity Affiliates)) since the time Harbinger and/or its Entity Affiliates made such November 2013 Advance (the “November 2013 PIK Securities”).

(h) Pinnacle shall pay the consideration for November 2013 PIK Securities by issuing one or more promissory notes to Harbinger or its applicable Entity Affiliate:

(i) with an aggregate principal amount equal to the value of the November 2013 PIK Securities;

(ii) bearing no interest;

(iii) with the term (with payment in full being due on the last day of the term) being a period of time equal to the earliest to occur of (A) five (5) years, (B) a bona fide sale by Pinnacle of such November 2013 PIK Securities to an unaffiliated third party, or any other liquidity event involving such November 2013 PIK Securities in which cash is received in full satisfaction of such November 2013 PIK Securities (including, but not limited to, a redemption in full for cash of such November 2013 PIK Securities by the Company), or (C) a bona fide sale by Harbinger or its Entity Affiliates of all, but not less than all, of the November 2013 Advances related to the November 2013 PIK Securities by Harbinger or its Entity Affiliates to an unaffiliated third party, or any other liquidity event involving such November 2013 Advances in which cash is received in full satisfaction of such November 2013 PIK Securities (including, but not limited to, a repayment in full for cash of such November 2013 Advances by the Company and termination of any further obligation to lend with respect thereto); and

(iv) which shall be secured by a first priority security interest, in form and substance reasonably satisfactory to Harbinger, in the November 2013 PIK Securities.

(i) Each November 2013 Subscriber agrees, upon any exercise by Pinnacle or its Entity Affiliates of their right to acquire any November 2013 Assets of such November 2013 Subscriber, to transfer and assign good and marketable title to the relevant November 2013 Assets held by such November 2013 Subscriber to Pinnacle or its Entity Affiliates free and clear of any Liens. In the event that upon such exercise, in Pinnacle’s reasonable determination, a November 2013 Subscriber is not able to assign good and marketable title to any relevant November 2013 Asset to Pinnacle or its Entity Affiliates free and clear of Liens (such subscriber in such case, a “Proposed November 2013 Subscriber Transferor”), then in addition to all other remedies at law and/or in equity that Pinnacle and/or its Entity Affiliates may have against such Proposed November 2013 Subscriber Transferor, upon Pinnacle’s written notice to the Company (which notice shall state that Pinnacle had attempted to acquire November 2013 Assets from such Proposed November 2013 Subscriber Transferor identified in such notice in accordance with Section 6.11(a) and Section 6.11(f)), the following transactions shall be consummated so as to afford Pinnacle, to the maximum extent possible, the full benefit of its rights under Section 6.11:

(i) Pinnacle and/or its Entity Affiliates shall lend and the Company shall borrow from Pinnacle and/or its Entity Affiliates, on substantially the same terms and conditions as the November 2013 Advance (including with respect to maturity, interest rate and other terms), a principal amount equal to the portion of the Payment Amount (as such term is defined in the November 2013 Loan Agreement) of the November 2013 Advance that Pinnacle and/or its Entity Affiliates sought to acquire from such Proposed November 2013 Subscriber Transferor (such loan, an “Alternate November 2013 Loan”), which shall be recorded as set forth in the November 2013 Loan Agreement and have the same effect as if Pinnacle or such Entity Affiliate had received an assignment of a portion of a November 2013 Advance from the Proposed November 2013 Subscriber Transferor as the November 2013 Subscriber under Section 6.11(a);

(ii) the Company agrees to apply all the cash proceeds of the Alternate November 2013 Loan promptly to prepay to such Proposed November 2013 Subscriber Transferor its respective portion of such November 2013 Advance that Pinnacle and/or its Entity Affiliates had intended to acquire from such Proposed November 2013 Subscriber Transferor;

(iii) the holder of an Alternate November 2013 Loan shall be entitled to its proportionate interest in all of the benefits and security afforded to the November 2013 Subscribers under and pursuant to the November 2013 Loan Agreement. The Company, Harbinger and each of Harbinger’s relevant Entity Affiliates agree to execute and deliver all instruments and agreements, and to consent to such registrations, as may be required in the opinion of Pinnacle, acting reasonably, to properly entitle Pinnacle to all of the rights it would otherwise have been entitled to receive as if the November 2013 Assets referable to the November 2013 Advance, as replaced by the Alternate November 2013 Loan, were assigned to Pinnacle by such Proposed November 2013 Subscriber Transferor;

(iv) the number of Common Shares covered by the November 2013 Warrant of such Proposed November 2013 Subscriber Transferor shall be automatically reduced, and without requirement of any action on the part of such Proposed November 2013 Subscriber Transferor, by the number of Common Shares that would have been covered by such November 2013 Warrant (or portion thereof) assigned to Pinnacle and/or its Entity Affiliates pursuant to Section 6.11(f), and the Company shall notify such Proposed November 2013 Subscriber Transferor of the calculation of such reduction, which calculation shall be conclusive absent manifest error;

(v) the Company agrees to and shall issue a warrant or warrants (each, an “Alternate November 2013 Warrant”) to Pinnacle or its Entity Affiliates, in form and substance substantially identical to the form of November 2013 Warrant issued to such Proposed November 2013 Subscriber Transferor (excluding any of the provisions as shall not be applicable to Pinnacle and its Entity Affiliates including, without limitation, any restriction on exercise and any automatic reduction in the shares covered by such warrant relating to PNK Prepayments) covering the number of Common Shares covered by November 2013 Warrants Pinnacle and/or its Entity Affiliates sought to acquire from such Proposed November 2013 Subscriber Transferor under Section 6.11(f). An Alternate November 2013 Warrant shall be a November 2013 Warrant for all purposes of this Agreement as if Pinnacle or such Entity Affiliate had received an assignment of all or a portion of a November 2013 Warrant from a November 2013 Subscriber under Section 6.11(f); and

(vi) for greater clarity, the references to “Proposed November 2013 Subscriber Transferor” in this Section 6.11(i) shall not include Pinnacle and/or its Entity Affiliates.

(j) Each November 2013 Subscriber agrees that, during the November 2013 Lookback Period, it shall not exercise any November 2013 Warrant it holds with respect to more than:

(i) the number of such November 2013 Subscriber’s original Common Share Entitlement then exercisable under such November 2013 Warrant (as adjusted pursuant to the terms of such November 2013 Warrant); minus

(ii) the product of:

(A) twenty-seven percent (27%) of such November 2013 Subscriber’s original Common Share Entitlement then exercisable under such November 2013 Warrant (as adjusted pursuant to the terms of such November 2013 Warrant); multiplied by

(B) the Sliding November 2013 Adjustment, if and as applicable,

(the “November 2013 Unreserved Lookback Amount”).

Any attempted exercise by such November 2013 Subscriber of any portion of such November 2013 Warrant as relates to more than the November 2013 Unreserved Lookback Amount shall be null and void, of no force or effect whatsoever, and shall not be honoured by the Company.

(k) For purposes of this Section 6.11, in the event that a November 2013 Subscriber assigns or transfers all or any portion of its commitment under the November 2013 Loan Agreement to make a November 2013 Advance (other than to Pinnacle), the assigning or transferring November 2013 Subscriber and the assignee or transferee of such commitment (other than Pinnacle) shall be treated as one and the same November 2013 Subscriber, including without limitation for purposes of the calculations contemplated by this Section 6.11 and for purposes of the obligation to transfer November 2013 Assets to Pinnacle should Pinnacle exercise its right to acquire November 2013 Assets as contemplated herein.”

(e)	The following definitions are added to section 7.1 (Certain Definitions) of the Shareholders Agreement in the appropriate alphabetical order:

“Alternate November 2013 Loan” has the meaning set forth in Section 6.11(i)(i).

“Alternate November 2013 Warrant” has the meaning set forth in Section 6.11(i)(v).

“Breakaway Warrants” means the aggregate entitlement of Global Opportunities Breakaway Ltd. under the warrant certificate(s) issued by the Company to Global Opportunities Breakaway Ltd. from time to time pursuant to section 3.2 of the November 2013 Loan Agreement, upon exercise of the warrants evidenced thereby, to a number of Common Shares up to the aggregate Common Share Entitlement(s) contained therein.

“First November 2013 Anniversary” means, with respect any November 2013 Subscriber, November 21, 2014.

“Harbinger Warrants” means the aggregate entitlement of Harbinger II S.à r.l. under the warrant certificate(s) issued by the Company to Harbinger II S.à r.l. from time to time pursuant to section 3.2 of the November 2013 Loan Agreement, upon exercise of the warrants evidenced thereby, to a number of Common Shares up to the aggregate Common Share Entitlement(s) contained therein.

“Minimum November 2013 Retained Original Interest” has the meaning set forth in Section 6.11(c).

“November 2013 Advance” means a loan advance completed by a November 2013 Subscriber to the Company pursuant to the terms of the November 2013 Loan Agreement.

“November 2013 Asset” has the meaning set forth in Section 6.11(c).

“November 2013 Loan Agreement” means the Convertible Loan Agreement dated November 21, 2013, by and among the Company and the November 2013 Subscribers, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“November 2013 Lookback Period” means the period commencing on November 21, 2013, and ending on November 21, 2016.

“November 2013 PIK Securities” has the meaning set forth in Section 6.11(g).

“November 2013 Proportionate Amount” has the meaning set forth in Section 6.11(b)(ii).

“November 2013 Subscriber” means (a) each of Harbinger II S.à r.l. and Global Opportunities Breakaway Ltd. and (b) any Entity Affiliate of Harbinger II S.à r.l. or Global Opportunities Breakaway Ltd. who becomes a party to the November 2013 Loan Agreement in connection with its assumption of a portion of one or more November 2013 Advances.

“November 2013 Unreserved Lookback Amount” has the meaning set forth in Section 6.11(j).

“November 2013 Warrants” means the Harbinger Warrants and the Breakaway Warrants, and, if issued, the Alternate November 2013 Warrants referable to such.

“Proposed November 2013 Subscriber Transferor” has the meaning set forth in Section 6.11(i).

“Sliding November 2013 Adjustment” has the meaning set forth in Section 6.11(a)(ii).

“Sliding Proportionate November 2013 Amount” has the meaning set forth in Section 6.11(a)(ii).

“Third November 2013 Anniversary” means, with respect to any November 2013 Subscriber, November 21, 2016.”

(f)	The definition of “Fully Diluted Basis” in section 7.1 (Certain Definitions) of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following:

“Fully Diluted Basis” means the aggregate number of Common Shares and Class VII Non-Voting Shares, assuming the issuance, conversion or exercise (as the case may be) into Common Shares and Class VII Non-Voting Shares of any and all options (including the vested portion of such options, including the Pinnacle Option, but excluding any unvested portion of such options, including the Pinnacle Option), warrants (but excluding any outstanding warrants, including any outstanding May 2013 Minimum Warrants, May 2013 Primary Warrants and November 2013 Warrants to the extent not yet exercisable on the date of any relevant determination of the number of Common Shares and Class VII Non-Voting Shares on a “Fully Diluted Basis”) and convertible or exchangeable securities issued by the Company (including without limitation the Common Shares underlying the Series V Special Shares and the Class VI Shares).”

(g)	The definition of “PNK Prepayment” in section 7.1 (Certain Definitions) of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following:

“PNK Prepayment” has the meaning set forth in the Backstop Loan Agreement, the May 2013 Loan Agreement and the November 2013 Loan Agreement, as the context may require.”

3.	Amendments to the Conversion Agreement.

(a)	The definition of “Aggregate Share Entitlement” in section 1.1 (Definitions) of the Conversion Agreement is hereby deleted in its entirety and replaced with the following:

“Aggregate Share Entitlement” means, in respect of Pinnacle as of the Conversion Date, the aggregate of (a) the number of Common Shares held by Pinnacle as registered holder, (b) the number of Common Shares to which Pinnacle is entitled upon the full exercise of the vested portion of the Pinnacle Option, (c) the number of Common Shares to which Pinnacle is entitled upon the full conversion (pursuant to this Agreement) of the Series V Special Shares held by Pinnacle, (d) the number of Common Shares to which Pinnacle is entitled upon the full conversion (pursuant to this Agreement) of the Class VI Preferred Shares, (e) the number of Common Shares to which Pinnacle is entitled upon the full exercise of the Pinnacle

Warrants and (f) the number of Common Shares that Pinnacle will receive upon the full conversion (pursuant to this Agreement) of the Outstanding Loan it makes under the September 2013 Loan Agreement; but, excluding, for the avoidance of doubt, any Common Shares which Pinnacle holds or to which Pinnacle becomes entitled by reason of the exercise of its lookback rights pursuant to section 2.4 of the May 2013 Loan Agreement, section 6.2(b)(ii)(B), section 6.5, section 6.6 and/or section 6.11 of the Third Amended and Restated Shareholders Agreement, as the case may be.”

(b)	The definition of “Third Amended and Restated Shareholders Agreement” in section 1.1 (Definitions) of the Conversion Agreement is hereby deleted in its entirety and replaced with the following:

““Third Amended and Restated Shareholders Agreement” means the Third Amended and Restated Shareholders Agreement dated May 24, 2013, entered into among, inter alios, ACDL, the Harbinger Parties (other than Master Fund and Special Situations) and Pinnacle, as amended from time to time.”

4. No Other Changes. Except as set forth in this Amendment, the Shareholders Agreement and the Conversion Agreement shall remain in full force and effect without any further changes or modifications.

5. Amendments Apply to the Fourth Amended and Restated Shareholders Agreement attached to the Conversion Agreement. The parties acknowledge and agree that the amendments set forth in Section 2 (Amendments to the Shareholders Agreement) of this Amendment shall apply to the form of the Fourth Amended and Restated Shareholders Agreement attached as Schedule “C” to the Conversion Agreement dated September 23, 2013, by and among the Company, Harbinger II S.à r.l., Credit Distressed Blue Line Master Fund, Ltd., Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Harbinger China Dragon Intermediate Fund, LP, Global Opportunities Breakaway Ltd., Blue Line ACDL, Inc., Breakaway ACDL, Inc., Pinnacle and PNK Development 31, LLC (the “Conversion Agreement”), to the extent applicable and with such reasonable changes as may be required to give effect to the intent hereof and thereof, including without limitation the inclusion of provisions set forth in Section 2(d) of this Amendment to the extent of any portion of the November 2013 Advances that has not been converted into Common Shares and the inclusion of provisions substantially identical to section 6.6 of such form of Fourth Amended and Restated Shareholders Agreement applicable to November 2013 Advances in respect and to the extent of any portion of the November 2013 Advances that has been converted into Common Shares from and after the Conversion Date (as defined in the Conversion Agreement).

6. Governing Law. This Amendment shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein without regard to any conflict of law principles thereof that would result in the application of the laws of any other jurisdiction. Each party submits to the exclusive jurisdiction of the Supreme Court of the Province of British Columbia for the purposes of all legal actions and proceedings arising out of or relating to this Amendment.

7. Headings. The headings are for convenience only, do not form a part of this Amendment and are not intended to interpret, define or limit the scope, extent or intent of this Amendment or any of its provisions.

8. Further Assurances. Each party will execute and deliver such further agreements and other documents and do such further acts and things as the other party reasonably requests to evidence, carry out or give full force and effect to the intent of this Amendment.

9. Counterparts. This Amendment may be executed in as many counterparts as may be necessary and may be delivered by facsimile or electronically transmitted and each such counterpart will be deemed to be an original and such counterparts together will constitute one and the same instrument.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF the parties, intending to be legally bound, have executed and delivered this Amendment as of the date first referenced above.

ASIAN COAST DEVELOPMENT (CANADA) LTD.		HARBINGER II S.À R.L.

Per:	/s/ Stephen Shoemaker	Per:	/s/ Robin Roger
Name:	Stephen Shoemaker	Name:
Title:	President and Chief Financial Officer	Title:

		Per:	/s/ Lorenzo Barcaglioni
		Name:	Lorenzo BARCAGLIONI
Title:

BLUE LINE ACDL, INC.		BREAKAWAY ACDL, INC.

Per:	/s/ Keith M. Hladek	Per:	/s/ Keith M. Hladek
Name:	Keith M. Hladek	Name:	Keith M. Hladek
Title:	Authorized Signatory	Title:	Authorized Signatory

HARBINGER CHINA DRAGON INTERMEDIATE FUND, L.P., By: Harbinger Capital Partners II LP, its investment manager		CREDIT DISTRESSED BLUE LINE MASTER FUND, LTD., By: Harbinger Capital Partners II LP, its investment manager

Per:	/s/ Keith M. Hladek	Per:	/s/ Keith M. Hladek
Name:	Keith M. Hladek	Name:	Keith M. Hladek
Title:	Authorized Signatory	Title:	Authorized Signatory

GLOBAL OPPORTUNITIES BREAKAWAY LTD., By: Harbinger Capital Partners II LP, its investment manager		PNK DEVELOPMENT 18, LLC

Per:	/s/ Keith M. Hladek	Per:	/s/ Carlos Ruisanchez
Name:	Keith M. Hladek	Name:	Carlos Ruisanchez
Title:	Authorized Signatory	Title:	CFO & Treasurer

PNK DEVELOPMENT 31, LLC

Per:	/s/ Carlos Ruisanchez
Name:	Carlos Ruisanchez
Title:	EVP, CFO & Treasurer

IN WITNESS WHEREOF the following parties, intending to be legally bound, have executed and delivered this Amendment as to the Conversion Agreement only as of the date first referenced above.

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD., By: Harbinger Capital Partners LLC, its investment manager		HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P., By: Harbinger Capital Partners LLC, its investment manager

Per:	/s/ Robin Roger	Per:	/s/ Robin Roger
Name:	Robin Roger	Name:	Robin Roger
Title:	General Counsel Managing Director	Title:	General Counsel Managing Director